Filed Pursuant to Rule 424(b)(2)

Registration No. 333-113855

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2004)

$2,000,000,000

$750,000,000 5 1/8% Notes Due 2011

$950,000,000 5 3/8% Notes Due 2016

$300,000,000 5 7/8% Notes Due 2036

Interest payable January 15 and July 15

We will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2006. Our 5 1/8% Notes due 2011, or 2011 Notes, will mature on January 15, 2011. Our 5 3/8% Notes due 2016, or 2016 Notes, will mature on January 15, 2016. Our 5 7/8% Notes due 2036, or 2036 Notes, will mature on January 15, 2036. We have the option to redeem all or a portion of the 2011 Notes, the 2016 Notes or the 2036 Notes at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any.

The notes will be our unsecured and unsubordinated obligations and rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be issued only in registered form in integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-5.

	Public Offering Price(1)	Underwriting Discount	Proceeds before Expenses to Fortune Brands(1)

Per 2011 Note	99.886%	0.600%	99.286%
Total	$749,145,000	$4,500,000	$744,645,000

Per 2016 Note	99.640%	0.650%	98.990%
Total	$946,580,000	$6,175,000	$940,405,000

Per 2036 Note	98.338%	0.875%	97.463%
Total	$295,014,000	$2,625,000	$292,389,000

(1)	Plus accrued interest, if any, from January 12, 2006, if settlement occurs after that date.

The notes are not expected to be listed on any national securities exchange or included in any automated quotation system. Currently, there is no public market for the notes. We expect the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about January 12, 2006.

Joint Book-Running Managers

Barclays Capital	Credit Suisse First Boston

Citigroup	JPMorgan	LaSalle Capital Markets
(2016 Notes)	(2011 Notes)	(2036 Notes)

BNP PARIBAS	Co-Managers Rabo Securities USA, Inc.	Wachovia Securities

The date of this prospectus supplement is January 5, 2006

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front cover of the prospectus supplement, the accompanying prospectus or those documents. As used in this prospectus supplement, the terms the “Company,” “Fortune Brands,” “we,” “us,” and “our” may, depending upon the context, refer to Fortune Brands, Inc., our consolidated subsidiaries, or to all of them taken as a whole.

PROSPECTUS SUPPLEMENT

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) until we sell all of the notes:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports on Form 8-K (or Form 8-K/A as the case may be) filed with the SEC on January 28, 2005; February 23, 2005; March 16, 2005; March 21, 2005; April 21, 2005; April 27, 2005; May 2, 2005; May 18, 2005; June 24, 2005; July 7, 2005; July 21, 2005; July 27, 2005; July 28, 2005; July 29, 2005; August 2, 2005; August 8, 2005; August 22, 2005; September 30, 2005; October 4, 2005; October 11, 2005; October 12, 2005; December 9, 2005; and January 4, 2006.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address:

FORTUNE BRANDS, INC.

Office of the Secretary

300 Tower Parkway

Lincolnshire, Illinois 60069

(847) 484-4400

Information about us is also available on our web site at www.fortunebrands.com. Information on our web site is not incorporated by reference into this prospectus supplement.

FORWARD LOOKING INFORMATION

Certain statements in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from our historical results or those expressed or implied by any forward-looking statements.

In some cases, you can identify forward-looking statements by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including:

•	challenges in the integration of acquisitions and joint ventures, including the spirits and wine acquisition, and the related internal controls over financial reporting and potential purchase price adjustments, and our ability to realize anticipated benefits,

•	changes in key markets, including consumer spending, housing and leisure, and general economic conditions,

•	foreign exchange rate fluctuations,

•	changes in interest rates,

•	changes in commodity costs,

•	returns on pension assets,

•	competitive product and pricing pressures,

•	trade consolidations,

•	the impact of excise tax increases with respect to distilled spirits,

•	regulatory developments,

•	the uncertainties of litigation,

•	changes in golf equipment regulatory standards,

•	the impact of weather, particularly on the Home & Hardware and Golf business,

•	increases in health care costs, and

•	other risks and uncertainties detailed from time to time in “Risk Factors” and in our Securities and Exchange Commission filings.

We caution you that these factors may not be exhaustive. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our business. Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision.

Fortune Brands, Inc.

We are a holding company with subsidiaries engaged in various businesses. Our subsidiaries manufacture and sell leading consumer branded products in the following industries: home and hardware, spirits and wine and golf equipment.

Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069, (847) 484-4400.

The Offering

ISSUER	Fortune Brands, Inc.

NOTES	$750,000,000 aggregate principal amount of 5 1/8% notes due January 15, 2011, which we refer to as the “2011 Notes.” The 2011 Notes will be issued at a price of 99.886% per 2011 Note.

$950,000,000 aggregate principal amount of 5 3/8% notes due January 15, 2016, which we refer to as the “2016 Notes.” The 2016 Notes will be issued at a price of 99.640% per 2016 Note.

$300,000,000 aggregate principal amount of 5 7/8% notes due January 15, 2036, which we refer to as the “2036 Notes.” The 2036 Notes will be issued at a price of 98.338% per 2036 Note.

We refer to the 2011 Notes, the 2016 Notes and the 2036 Notes collectively as the “notes.”

MATURITY	The 2011 Notes mature on January 15, 2011. The 2016 Notes mature on January 15, 2016. The 2036 Notes mature on January 15, 2036.

INTEREST	We will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2006.

RANKING	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our other existing and future unsecured senior indebtedness.

REDEMPTION

We have the option to redeem all or a portion of the notes of a series at any time, and from time to time, at the applicable make-whole price set forth in this prospectus supplement, plus accrued and unpaid interest, if any. See “Description of Notes — Optional Redemption.”

SINKING FUND	None

EVENTS OF DEFAULT

If there is an event of default on the notes, the principal amount of the notes plus any accrued and unpaid interest may be declared due and payable. These amounts automatically become due and payable in certain circumstances. See “Certain Covenants — Default and Certain Rights on Default” in the accompanying prospectus.

USE OF PROCEEDS	We expect to use the proceeds of this offering to repay some of our outstanding commercial paper borrowings. See “Use of Proceeds.”

DTC ELIGIBILITY

The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Book-Entry System.”

TRADING	We expect that the notes will not be listed on any securities exchange or included in any automated quotation system.

FURTHER ISSUANCES

We may create and issue further notes of any series offered by this prospectus supplement ranking equally and ratably with the notes of such series offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes of a series offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

TRUSTEE, REGISTRAR AND PAYING AGENT	JPMorgan Chase Bank, National Association

RISK FACTORS

An investment in the notes involves certain risks, not all of which are described in this prospectus supplement. Some of these risks relate to us, and others relate to the notes. You should carefully consider the following risks, among others, before deciding whether to invest in the notes.

We operate in highly competitive markets.

We compete with large national, international and regional companies on the basis of product quality, price, service and innovation in response to consumer preferences. Our success depends in part on our ability to anticipate and offer products that appeal to the changing needs and preferences of our customers in the various markets we serve. If we are not able to anticipate, identify, develop and market products that respond to changes in customer preferences, demand for our products could decline and our operating results would be adversely affected. While the competitive importance of product quality, price, service and innovation vary from product to product, price is a factor, and we experience pricing pressures from competitors in our markets.

Continued consolidation of our trade customers and increased competition in private-label products, particularly in the home & hardware industry, could adversely affect our business.

There has been consolidation of our trade customers and growth in the sales of private-label products in portions of our markets, particularly in the home and hardware industry. Consolidation increases the size and importance of individual customers, and these larger customers can make significant changes in their volume of purchases, require price reductions and even become competitors for some products. Further consolidation could adversely affect our margins and profitability, particularly if we were to lose a significant customer. Similarly, growth in the sales of private-label products could reduce our margins and profits.

Our financial results and demand for our products are dependent on the successful development of new products and processes.

Our success depends on anticipating changes in consumer preferences and on successful new product and process development and product re-launches in response to such changes. We aim to introduce products or new or improved production processes on a timely basis in order to counteract obsolescence and decreases in sales of existing products. While we devote significant focus to the development of new products and to the research, development and technology process functions of our business, we may not be successful in developing new products or processes or our new products or processes may not be commercially successful. Our future results and ability to maintain or improve our competitive position will depend on our ability to gauge the direction of our key markets and successfully identify, develop, manufacture, market and sell new or improved products in these changing markets.

The inability to secure and maintain rights to intellectual property could adversely affect our business.

We have many patents, trademarks, brand names and trade names that are important to our business. Our business could be adversely affected by the loss of any major brand or by infringement of our intellectual property rights. We are also subject to risks in this area because existing patent, trade secret and trademark laws offer only limited protection, and the laws of some countries in which our products are or may be developed, manufactured or sold may not fully protect our products. In addition, others may assert intellectual property infringement claims against us or our customers.

Risks associated with our strategic acquisitions could adversely affect our business.

We have completed a number of acquisitions in recent years, including more than 20 spirits and wine brands and distribution assets acquired last year from Pernod Ricard S.A. We will continue to consider acquisitions as a means of enhancing shareowner value. Acquisitions involve risks and uncertainties, including:

•	difficulties integrating the acquired company, retaining the acquired business’ customers, and achieving the expected benefits of the acquisition, such as revenue increases, cost savings, and increases in geographic or product presence, in the desired time frames, if at all;

•	loss of key employees from the acquired company;

•	implementing and maintaining consistent standards, controls, procedures, policies and information systems; and

•	diversion of management’s attention from other business concerns.

Future acquisitions could cause us to incur additional debt, dilution, contingent liabilities, increased interest expense and amortization expenses related to intangible assets. Impairment losses on goodwill and intangible assets with an indefinite life, or restructuring charges, could also occur as a result of acquisitions.

Our failure to attract and retain qualified personnel would adversely affect our business.

Our success depends in part on the efforts and abilities of our senior management team and key employees. Their skills, experience and industry contacts significantly benefit our operations and administration. The failure to attract and retain members of our senior management team and key employees would have a negative effect on our operating results.

Various external conditions, including economic, weather and business conditions may result in a decrease in our sales and profitability.

Demand for our products is sensitive to certain external factors, including economic conditions; weather conditions; with respect to the golf business, destination travel and corporate spending; and with respect to home and hardware, mortgage and other interest rates affecting the housing market, as well as the number of new housing starts and existing home sales. The impact of these external factors is difficult to predict, and one or more of these factors could adversely affect our business.

We sell products internationally and are exposed to currency exchange rate risks.

We sell products in the United States, Europe and other areas (principally Canada, Mexico and Australia). A change in the value of the currencies of these countries can impact our financial statements when translated into U.S. dollars. The exchange rates between some of the foreign currencies in which our subsidiaries operate and the U.S. dollar have fluctuated significantly in recent years and may do so in the future. In addition, our non-U.S. operations are exposed to numerous other risks and uncertainties.

We manufacture and source our products internationally and are exposed to risks associated with doing business outside the United States.

We manufacture and source our products in the United States, Europe, Canada, Mexico, China, Thailand and other countries. Accordingly we are subject to risks associated with changes in political, economic and social environments, local labor conditions, changes in laws, regulations and policies of foreign governments, as well as U.S. laws affecting activities of U.S. companies abroad, including tax laws and enforcement of contract and intellectual property rights.

Risks associated with interest rate fluctuations and commodity and energy price volatility could adversely affect our business.

We are exposed to risks associated with interest rate fluctuations and commodity price volatility arising from weather, supply conditions, geopolitical and economic variables, and other unpredictable external factors.

We buy commodities, including steel, copper, brass, titanium, glass, plastic, resins, wood, particle board, grains and grapes. Volatility in the prices of these commodities, and energy used in making and distributing our products, could increase the costs of our products. We may not be able to pass on these increased costs to our customers, and this could have an adverse effect on our results of operation and financial condition.

Costs of certain employee and retiree benefits may continue to rise.

Increases in the costs of medical and pension benefits to our business could continue and negatively affect our business as a result of:

•	continued increases in medical costs related to current and retired employees due to increased usage of medical benefits and medical inflation in the United States;

•	the effect of decline in the stock and bond markets on the performance of our pension plan assets;

•	potential reductions in the discount rate used to determine the present value of our benefit obligations; and

•	changes in law and accounting standards that may increase the funding of, and the expense reflected for, employee benefits.

Our spirits and wine business relies on the performance of wholesale distributors and other marketing arrangements and could be adversely affected by poor performance of major distributors or other disruptions in our distribution channels.

Our spirits and wine products are sold principally through wholesale distributors for resale to retail outlets. The replacement, poor performance or financial default of a major distributor or one of its major customers could adversely affect our spirits and wine business. Any unplanned disruption to the existing channel could adversely affect our revenues and profitability. A disruption could be caused by the sale of a distributor to a competitor, financial instability of the distributor, or other unforeseen events.

Increased excise taxes on distilled spirits and wine could adversely affect our spirits and wine business.

Distilled spirits and wine are subject to excise tax in many countries where we operate. No federal excise tax increase is presently pending in the United States, our largest market. However, many states and other jurisdictions are considering possible excise tax increases. The effect of any future excise tax increases in any jurisdiction cannot be determined. But increased excise taxes could have an adverse effect on our business.

Changes in golf equipment regulatory standards could adversely affect our golf business.

Our ability to develop and market new golf products may be limited by rules governing equipment standards set by industry associations, such as restrictions on golf club head size and shaft length, and the overall distance standard for golf balls, which could adversely impact our golf business.

Potential liabilities and costs from litigation could adversely affect our business.

Our business is subject to risks related to litigation with respect to various matters, including with respect to alcohol-related liability and tobacco products made and sold by former operations. It is not possible to predict the outcome of pending litigations, and, as with any litigation, it is possible that some of the actions could be decided unfavorably.

An impairment in the carrying value of goodwill or other acquired intangibles could negatively affect our operating results and net worth.

The carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of other intangibles represents the fair value of trademarks, trade names, and other acquired intangibles as of the acquisition date. Goodwill and other acquired intangibles expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated by our management at least annually for impairment. If carrying value exceeds current fair value, the intangible is considered impaired and is reduced to fair value via a charge to earnings. Events and conditions which could result in an impairment include changes in the industries in which we operate, including competition and advances in technology, a significant product liability or intellectual property claim, or other factors leading to reduction in expected sales or profitability. If the value of goodwill or other acquired intangibles is impaired, our earnings and net worth could be adversely affected.

We made significant changes in our business last year, and our future financial condition and results may differ from that reflected in our historical financial statements for these or other reasons.

We made significant changes in our business last year, as discussed in Recent Developments below, including spinning-off our office products business, buying more than 20 spirits and wines brands and other assets of Allied Domecq PLC. and borrowing to finance that acquisition. The historical and pro-forma financial statements we have incorporated by reference in this prospectus supplement do not necessarily provide all the financial information investors may consider relevant in evaluating our business after these changes or represent what our results of operations or financial position will be for any future periods.

Downgrades of our debt ratings would adversely affect us and the notes.

Certain credit-rating downgrades by Moody’s, S&P and Fitch could result in us losing access to the commercial paper market and increase our cost of capital. It could also affect the value or marketability of the notes and force the sale of notes held by some note holders.

The notes are structurally subordinated to creditors of our subsidiaries.

The notes are our general unsecured obligations. We are a legal entity separate and distinct from our subsidiaries. Our rights and the rights of our creditors (including holders of the notes being offered under this prospectus supplement and the accompanying prospectus) and stockholders to participate in any distribution of the assets or earnings of any subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that our claims as a creditor of our subsidiaries may be recognized. Our claims may be subordinate to certain claims of others. Our principal source of unconsolidated revenues and funds is dividends and other payments from our subsidiaries. Our principal subsidiaries currently are not limited by long-term debt or other agreements in their abilities to pay cash dividends or to make other distributions with respect to their capital stock or other payments to us.

There is no established trading market for the notes and one may not develop.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. An active trading market for the notes may never develop, and if it does not, the market price and liquidity of the notes may be adversely affected.

RECENT DEVELOPMENTS

On April 21, 2005, we announced that we will be acquiring various spirits and wine brands and related assets and liabilities now owned by subsidiaries of Goal Acquisition Limited, a Pernod Ricard S.A. subsidiary that recently acquired all shares of Allied Domecq PLC. These include the following (the “Purchased Assets”):

•	Sauza tequila

•	Courvoisier cognacs

•	Canadian Club whisky

•	Maker’s Mark bourbon

•	Clos du Bois wines and other premium Sonoma and Napa wines

•	Laphroaig single malt Scotch whisky

•	Teacher’s Scotch whisky

•	Cockburn’s port

•	Harveys sherries

•	DYC whisky

•	Fundador brandy

•	Centenario brandy

•	Kuemmerling bitters

•	distribution businesses in the United Kingdom, Spain and Germany

We have completed the acquisitions of Courvoisier (July 27, 2005), Maker’s Mark (October 28, 2005) and certain of the US wines business of Allied Domecq PLC, including Clos du Bois and other premium Sonoma and Napa wines (November 16, 2005). Our agreement with Pernod Ricard S.A. provides that all the other Purchased Assets will be transferred to us on or before January 26, 2006, as they are separated from other assets and liabilities acquired from Allied Domecq that are to be retained by Pernod Ricard subsidiaries. For financial reporting purposes, however, all of the Purchased Assets generally have been treated as if we owned them as of July 26, 2005, for the reasons explained in our Current Report on Form 8-K dated July 27, 2005, although we report our results for the Purchased Assets in a manner different than will occur following completion of the acquisition.

In addition, on September 8, 2005, we acquired the Larios business, primarily gin, directly from Pernod Ricard S.A.

The Purchased Assets and the Larios business were acquired with proceeds from loans (approximately $4.9 billion) under a bank credit facility we obtained for this purpose, as described in our Current Reports on Form 8-K dated April 21 and July 26, 2005. These bank loans were repaid by the Company during the period from July 27, 2005 through and including July 29, 2005 through the issuance of commercial paper.

On August 16, 2005, we completed the spin-off of our ACCO World Corporation business by means of the pro-rata distribution of all outstanding shares of ACCO common stock held by us, to holders of our common stock. ACCO thereafter became an independent, separately traded, publicly held company.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $1.98 billion after deducting underwriters’ discounts and commissions and other estimated offering expenses payable by us. We intend to use the net proceeds from the offering to repay a portion of our outstanding commercial paper borrowings, which have an average interest rate of approximately 4.40% and an average maturity of 20 days as of January 1, 2006. In July 2005, we used approximately $4.9 billion from proceeds of loans made to us under a bank credit facility to finance the acquisition of the Purchased Assets. These loans were repaid with the proceeds of the commercial paper that we intend to repay from this offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Fortune Brands, Inc.*:

	Nine-Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	7.13	10.19	10.13	8.93	6.00	4.74

For the purpose of computing the ratio of earnings to fixed charges, earnings means:

•	income (loss) from continuing operations before income taxes and minority interest and extraordinary items;

•	plus fixed charges;

•	less capitalized interest; and

•	less excess of earnings over dividends of less-than-fifty-percent-owned companies.

Fixed charges means the sum of the following:

•	interest expense (including capitalized interest) on all indebtedness;

•	amortization of debt discount and expense; and

•	that portion of rental expense which we believe to be representative of an interest factor.

*	The ratios of earnings to fixed charges for the years ended December 31, 2000 through 2004 and the nine-months ended September 30, 2005 (i) have been restated to exclude the discontinued ACCO World Corporation Business, in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and (ii) do not give effect to either the offer and sale of securities contemplated by this prospectus supplement or additional €800,000,000 aggregate principal amount of debt securities (“Eurobonds”) the Company may offer outside the United States in accordance with Regulation S under the Securities Act after the offering contemplated by this prospectus supplement. The Eurobonds that may be offered would not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy such Eurobonds.

The following table sets forth the pro forma ratio of earnings to fixed charges for Fortune Brands, Inc., after giving effect to the offer and sale of debt securities contemplated by this prospectus supplement*:

	Nine-Months Ended September 30, 2005	Year Ended December 31, 2004
Pro forma ratio of earnings to fixed charges	4.15	4.72

*	The pro forma ratio is based on a weighted average interest rate for the notes of 5.4% per annum. If the Eurobonds referred to in the prior footnote are in fact offered and sold, based on a weighted average interest rate of approximately 5.4% per annum for the notes and assuming a weighted average interest rate of 3.8% per annum for the Eurobonds, the pro forma ratio of earnings to fixed charges for Fortune Brands, Inc., after giving effect to that offering and the offering contemplated by this prospectus supplement would be:

	Nine-Months Ended September 30, 2005	Year Ended December 31, 2004
Pro forma ratio of earnings to fixed charges	4.04	4.29

DE SCRIPTION OF THE NOTES

General

We will issue the notes under an indenture dated as of April 15, 1999, between us and JPMorgan Chase Bank, National Association (formerly The Chase Manhattan Bank), as trustee (the “indenture”). Each of the 2011 Notes, 2016 Notes and 2036 Notes will constitute a separate series of notes under the indenture. The following is a summary of some, but not all, provisions of the notes and the indenture. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. We urge you to read the indenture because it defines your rights as a holder of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the form of indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

We will issue the notes in fully registered form, without coupons, in integral multiples of $1,000. Initially, the notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee, as described below. The trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar. We may change any paying agent and registrar without notice to the holders of the notes. We will pay principal (and premium, if any) on the notes at the paying agent’s corporate office in New York, New York. At our option, interest may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of holders.

Principal, Maturity and Interest; No Sinking Fund

The notes will be $2 billion in aggregate principal amount. The 2011 Notes will mature on January 15, 2011, the 2016 Notes will mature on January 15, 2016 and the 2036 Notes will mature on January 15, 2036. Interest on the 2011 Notes will accrue at the rate of 5 1/8% per annum. Interest on the 2016 Notes will accrue at the rate of 5 3/8% per annum. Interest on the 2036 Notes will accrue at the rate of 5 7/8% per annum. Interest on the notes will be payable semiannually in arrears in cash on each January 15 and July 15, commencing on July 15, 2006, to the persons who are registered holders on each December 31 and June 30, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including January 12, 2006.

The notes will not be entitled to the benefit of any sinking fund.

Ranking

The notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness.

Optional Redemption

A series of notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of a series then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes of a series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 15 basis points (in the case of the 2011 Notes), 20 basis points (in the case of the 2016 Notes) and 25 basis points (in the case of the 2036 Notes)

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated by the independent investment banker on the third business day preceding the date fixed for redemption.

“Comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent investment banker” means either Barclays Capital Inc. or Credit Suisse First Boston LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer” means (1) Barclays Capital Inc. and Credit Suisse First Boston LLC and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of the notes of a series to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes, or portions thereof, called for redemption on the redemption date. If fewer than all of the notes of a series are to be redeemed, the trustee will select, not more than

60 days prior to the redemption date, the particular notes of such series, or portions thereof for redemption from the outstanding notes of such series, not previously called by such method as the trustee deems fair and appropriate.

The indenture permits the defeasance of Debt Securities upon the satisfaction of the conditions described under “Description of Debt Securities—Defeasance” in the accompanying prospectus. The notes are subject to these defeasance provisions.

Book-Entry System

Upon sale, the notes will initially be issued in the form of “Global Securities.” The Global Securities representing the notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as noted below, the Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC or to another nominee of DTC, or by DTC or any nominee to a successor of DTC or such successor. All notes will be denominated in United States dollars.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of a Global Security representing notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and a Global Security representing notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing notes.

The Global Securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Security and we have not appointed a successor within 90 calendar days;

•	DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we have not appointed a successor within 90 calendar days;

•	we determine that the Global Security shall be exchangeable for definitive notes in registered form; or

•	there shall have occurred and be continuing an Event of Default under the indenture with respect to the notes.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Security representing the notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including one or more of the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers, Inc. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the notes is discontinued.

•	Principal and interest payments on Global Securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•	DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

•	The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

Governing Law

The indenture and the notes shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the aggregate principal amount of any of these series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive principal and accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the 2011 Notes, 2016 Notes or 2036 Notes (as the case may be).

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement dated January 5, 2006, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase the principal amount of the notes set forth opposite its name below:

UNDERWRITERS	PRINCIPAL AMOUNT OF 2011 NOTES	PRINCIPAL AMOUNT OF 2016 NOTES	PRINCIPAL AMOUNT OF 2036 NOTES
Barclays Capital Inc.	$140,175,000	$177,555,000	$56,070,000

Credit Suisse First Boston LLC	$140,175,000	$177,555,000	$56,070,000

Citigroup Global Markets Inc.	$126,300,000	$177,555,000	$50,520,000

J.P. Morgan Securities Inc.	$140,175,000	$159,980,000	$50,520,000

LaSalle Financial Services, Inc.	$126,300,000	$159,980,000	$56,070,000

BNP Paribas Securities Corp.	$25,625,000	$32,458,334	$10,250,000

Rabo Securities USA, Inc.	$25,625,000	$32,458,333	$10,250,000

Wachovia Capital Markets, LLC	$25,625,000	$32,458,333	$10,250,000

TOTAL	$750,000,000	$950,000,000	$300,000,000

We estimate that our expenses for this offering will be approximately $1.4 million.

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of the notes are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the initial offering price for the notes set forth on the cover page of this prospectus supplement, and to dealers at the initial offering price less concession not in excess of 0.35% of the principal amount of the 2011 Notes, 0.40% of the principal amount of 2016 Notes and 0.50% of the principal amount of the 2036 Notes. The underwriters may allow, and the dealers may reallow, a discount on sales to other dealers not in excess of 0.25% of the principal amount of each of the 2011 Notes, the 2016 Notes and the 2036 Notes. After the initial offering of the notes, the public offering price, concession and discount for the notes may be changed.

We have agreed to indemnify the underwriters and certain controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (other than any such exclusion provided by Article 3.2(b) thereof).

In particular, each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

An “offer of notes to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

The underwriters have advised us that:

•	Certain of the underwriters will make the notes available for distribution on the internet through a proprietary Web site and/or a third-party system operated by Market Axess Holdings Inc. (“Market Axess”), an Internet-based communications technology provider.

•	Market Axess is providing the system as a conduit for communications between the underwriters who use Market Axess and their respective customers and is not a party to any transactions.

•	Market Axess, a registered broker-dealer, will receive compensation from the underwriters who use Market Axess based on transactions they conduct through the system.

•	The underwriters who use Market Axess will make the notes available to their respective customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In the ordinary course of their respective businesses, certain of the underwriters and certain of their affiliates have provided and may in the future provide investment banking, financial and other services to us, for which we have paid, and intend to pay, customary fees. Affiliates of the underwriters are also lenders and, in certain cases, agents or arrangers under certain of our outstanding credit facilities. In addition, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc., one of the underwriters, serves as trustee under our indenture.

It is expected that the notes will be ready for delivery against payment therefor on or about January 12, 2006, the 5th business day following the date of this prospectus supplement (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades of securities in the secondary market generally are required to settle within three business days following the pricing of the trades, unless the parties to any such trade expressly agree otherwise. Accordingly, we have agreed with the underwriters in the underwriting agreement to settle the notes on a T+5 trade cycle.

LEGAL OPINION

The legality of the notes will be passed upon for us by Chadbourne & Parke LLP, New York, New York, and the legality of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Fortune Brands, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to Fortune Brands, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Combined Statements of Net Assets to be Sold of the Allied/Fortune Assets as of July 25, 2005 and August 31, 2004 and the related Combined Statements of Revenues and Direct Expenses for the ten months and 25 day period ended July 25, 2005 and for each of the years in the two-year period ended August 31, 2004, along with the KPMG Audit Plc audit report on this financial information are incorporated by reference in this prospectus supplement and have been so incorporated in reliance on the consent of KPMG Audit Plc, an independent public accountant. KPMG Audit Plc issued its report as an expert in auditing and accounting.

PROSPECTUS

$2,000,000,000

Debt Securities

Common Stock

(Including The Preferred Share Purchase Rights)

Preferred Stock

Warrants To Purchase Debt Securities

Warrants To Purchase Common Stock

Warrants To Purchase Preferred Stock

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2004.

You should rely only on the information contained in or incorporated by reference into this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of each of those documents. As used in this prospectus the terms the “Company,” “Fortune Brands,” “we,” “us,” and “our” may, depending upon the context, refer to Fortune Brands, Inc., our consolidated subsidiaries, or to all of them taken as a whole.

FORTUNE BRANDS, INC.

We are a holding company with subsidiaries engaged in various businesses. Our subsidiaries manufacture and sell leading consumer branded products in the following industries: home and hardware, spirits and wine, golf equipment and office products.

We are a legal entity separate and distinct from our subsidiaries. Our rights and the rights of our creditors (including holders of debt securities) and stockholders to participate in any distribution of the assets or earnings of any subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that our claims as a creditor of our subsidiaries may be recognized. Our claims may be subordinate to certain claims of others. Our principal source of unconsolidated revenues and funds is dividends and other payments from our subsidiaries. Our principal subsidiaries currently are not limited by long-term debt or other agreements in their abilities to pay cash dividends or to make other distributions with respect to their capital stock or other payments to us.

Our principal executive offices are currently located at 300 Tower Parkway, Lincolnshire, Illinois 60069 and our telephone number is (847) 484-4400.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures or the financing of possible acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Fortune Brands, Inc.:

	Years Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	(A)	1.28	5.19	9.01	10.56	9.47

(A)	We reported a loss of $588.0 million and fixed charges of $132.0 million for the year ended December 31, 1999. Included in earnings in 1999 was a second quarter goodwill write-down of $1,126 million.

For the purpose of computing the ratio of earnings to fixed charges, earnings means:

•	income (loss) from continuing operations before income taxes and minority interest and extraordinary items;

•	plus fixed charges;

•	less capitalized interest; and

•	less excess of earnings over dividends of less than fifty percent owned companies.

Fixed charges means the sum of the following:

•	interest expense (including capitalized interest) on all indebtedness;

•	amortization of debt discount and expense; and

•	that portion of rental expense which we believe to be representative of an interest factor.

DESCRIPTION OF DEBT SECURITIES

The prospectus supplement will state the particular terms of the debt securities it covers.

We will issue debt securities in one or more series under an indenture dated as of April 15, 1999 between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee. The indenture may be supplemented from time to time. We have filed a copy of the indenture as an exhibit to the registration statement. In addition to the following summary, you should refer to the specific terms of the indenture for more detailed information. Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we use italics, we are referring to sections in the indenture. Wherever we refer to particular provisions of the indenture, such provisions are incorporated by reference in our summary, which is qualified by such reference.

Determination of Terms

The indenture does not limit the amount of securities we may issue. Debt securities may be issued in one or more series as we may authorize at various times. (Section 3.01). The prospectus supplement relating to the particular series of debt securities we are offering will specify the amounts, prices and terms of those debt securities. These terms may include:

•	the title and aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which we will issue the debt securities;

•	the date or dates on which the debt securities will mature;

•	any annual rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

•	the date or dates from which interest shall accrue and the date or dates on which interest will be payable;

•	redemption and sinking fund terms;

•	whether the debt securities are convertible into our common stock and, if so, the initial conversion price or rate, the conversion period and the other terms and conditions relating to the conversion, including whether any preferred share purchase rights of Fortune Brands, Inc. will be delivered with shares of our common stock issued upon conversion;

•	if the debt securities are not denominated in U.S. dollars, the foreign currency or currencies or composite currency or currencies in which the debt securities are denominated and, if any payment of principal of or premium or interest on or any other amount for the debt securities is not payable in U.S. dollars, the foreign currency or currencies or composite currency or currencies in which the payment shall be payable and the particular provisions applicable to the debt securities;

•	whether the debt securities are issuable as registered securities or as bearer securities, or both;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

•	any events of default or covenants that will apply to the debt securities; and

•	any other terms of the debt securities, which will not conflict with the terms of the indenture. (Section 3.01).

The debt securities will be our direct, unsecured and unsubordinated obligations. The debt securities will rank equally with any of our other unsecured and unsubordinated obligations for borrowed money.

The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under “Certain Covenants”.

Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described in the indenture, there are no covenants or other provisions which may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

We will describe the restrictions, elections, tax consequences, specific terms and other information relating to any debt securities denominated in a foreign currency or composite currency in the prospectus supplement.

We will describe the Federal income tax consequences and other special considerations applicable to any debt securities issued as original issue discount securities in the prospectus supplement. Original issue discount securities are securities which bear no interest or interest at a rate which at the time of issuance is below market rates.

Form, Denominations, Exchange and Transfer

Unless we provide otherwise in an applicable prospectus supplement with respect to a series of debt securities, we will issue the debt securities in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise provided in an applicable prospectus supplement, interest coupons will be attached to bearer securities. (Section 2.01). The indenture also provides that we may issue debt securities of a series in temporary or permanent global form. (Section 3.01).

Unless we specify otherwise in the applicable prospectus supplement, we will issue registered securities in denominations of multiples of $1,000 and bearer securities in denominations of $1,000 or $10,000. (Section 3.02). We will issue debt securities denominated in a foreign currency or in a composite currency in the denominations we specify in the prospectus supplement.

You may surrender debt securities for exchange and registered securities for registration of transfer in the manner, at the places and subject to the restrictions set forth in the prospectus supplement. This may be done without service charge but we may require payment of related taxes or other governmental charges. (Section 3.05). Bearer securities and the attached coupons will be transferable by delivery.

In connection with their sale during the “restricted period” as defined in Section 1.163-5(c)(2)(i)(D)(7) of the U.S. Treasury regulations, bearer securities may not be delivered within the U.S. or its possessions and may be delivered only upon certification as to the beneficial ownership of the bearer securities. “Restricted period” generally means, the first 40 days after the closing date for the sale of the debt securities or, with respect to unsold allotments, until the debt securities are sold. In the case of debt securities issuable on exercise of debt warrants “restricted period” means, the first 40 days after the date of exercise of such debt warrants. See “Limitations on Issuance of Bearer Debt Securities and Bearer Debt Warrants”.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before:

—if debt securities of the series are issuable only as registered securities, the day the relevant notice of redemption is mailed and ending at the close of business on the day of such mailing; and

—if debt securities of the series are issuable only as bearer securities, the day the relevant notice of redemption is first published, or, if earlier, and if debt securities of the series are also issuable as registered securities and there is no publication, the day of mailing of the relevant notice of redemption, and in either case, ending at the close of business on the date of such publication or mailing; or

•	register the transfer or exchange of any portion of a registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

Payment and Paying Agents

Unless we indicate otherwise in an applicable prospectus supplement, we will pay principal of and any premium and any interest on registered securities at the office of the paying agent or paying agents as we may designate at various times. However, at our option, we may make interest payments on registered securities by check mailed to the address, as it appears on the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the record date for such interest. (Sections 3.07 and 10.02).

Unless we indicate otherwise in an applicable prospectus supplement, we will pay principal, any premium and any interest on bearer securities, subject to any applicable laws and regulations, at the offices of those paying agents outside the U.S. that we may designate at various times. However, at our option, we may make interest payments by check or by transfer to an account maintained by the payee with a bank located outside the U.S. (Sections 3.07 and 10.02). Unless we indicate otherwise in an applicable prospectus supplement, we will pay any interest on bearer securities on any interest payment date only upon presentation and surrender of the coupon relating to the interest payment date. (Section 10.01). We will not pay principal, any premium or any interest for any bearer security at any paying agency maintained by us in the U.S. or by check mailed to any address in the U.S. or by transfer to an account maintained with a bank located in the U.S. except as may be permitted without detriment to us under U.S. tax laws and regulations in effect at the time of such payment. Notwithstanding the foregoing,

•	any payment in respect of bearer securities to be made in U.S. dollars may be made at the office of a paying agent in the U.S. if payment at all paying agencies outside the U.S. is illegal or effectively precluded by exchange controls or other similar restrictions, and

•	any payment in respect of bearer securities to be made in a foreign currency or composite currency may be made at the office of a paying agent in the U.S. in U.S. dollars in an amount equal to the sum otherwise due in such foreign currency or composite currency as converted into U.S. dollars at the rate of exchange as set forth in the indenture if payment at all paying agencies outside the U.S. in such foreign currency or composite currency and in U.S. dollars in such amount is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.02).

We will name the paying agents outside the U.S. initially appointed by us for a series of debt securities in the applicable prospectus supplement. We may terminate the appointment of any of the paying agents at various times, but we will maintain in the Borough of Manhattan, The City of New York, at least one paying agency where the registered securities of each series may be presented for payment. We will maintain one or more paying agencies in a city or cities located outside the U.S. (including any city in which a paying agency is required to be maintained under the rules of any stock exchange on which the debt securities of such series are listed) where the bearer securities may be presented for payment. (Section 10.02).

All monies we pay to a paying agent for the payment of principal of, any premium or any interest on any debt securities that remain unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt securities or coupon will look only to us for payment. (Section 10.03).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary identified in the applicable prospectus supplement. Registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a registered global security may not be transferred or exchanged except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor depositary and except in the circumstances described in the applicable prospectus supplement. (Section 3.05).

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to institutions that have accounts with the depositary, and to persons that may hold interests through institutions. Such institutions are often referred to as “participants” of the depositary. For interests of participants, ownership of beneficial interests in the registered global security will be shown on the records maintained by the applicable depositary. For interests of persons other than participants, ownership of beneficial interests in the registered global security will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

We expect that upon the issuance of a registered global security, and the deposit of the registered global security with or on behalf of the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the registered global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters or agents engaging in the distribution of such debt securities or by us if those debt securities are offered and sold directly by us.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of and premium, and any interest on debt securities represented by any registered global security will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the debt securities. Neither we, the trustee, nor any agents will be responsible for any aspect of the depositary’s records or any participant’s records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in a registered global security representing any debt securities. Neither we, the trustee nor any agents will be responsible or liable for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment of principal of or any premium or any interest on any registered global security, immediately will credit, on its book-entry registration and transfer system, the participant’s accounts with the payments. Those payments will be credited in amounts proportionate to the respective beneficial interests of the participants in the principal amount of the registered global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a registered global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for customer accounts in bearer form or registered in “street name”. Those payments will be the sole responsibility of those participants.

Except as otherwise set forth in the applicable prospectus supplement, we will issue certificated debt securities in exchange for each registered global security only if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the registered global security or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor of the depositary within 90 calendar days;

•	we determine that the registered global security shall be exchangeable for definitive debt securities in registered form; or

•	an Event of Default (as defined below under “Defaults and Certain Rights on Default”) for the debt securities represented by such registered global security has occurred and is continuing.

Any registered global security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $100,000 and any larger amount that is an integral multiple of $1,000. Such definitive debt securities will be registered in the name or names of the owners of such person or persons as the depositary shall instruct the trustee. It is expected that the instructions may be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the registered global security.

Unless we specify otherwise in the applicable prospectus supplement and except as provided above, owners of beneficial interests in the registered global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders for any purpose under the indenture. No registered global security representing debt securities will be exchangeable except for another permanent registered global security of like denomination and tenor to be registered in the name of the depositary or its nominee. Each person owning a beneficial interest in the registered global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a registered global security.

The indenture permits the depositary, as a holder, to authorize participants as its agents to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or an owner of a beneficial interest in the registered global security desires to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to make, give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to make, give or take such action. The participants would authorize beneficial owners owning through them to make, give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We may also issue the debt securities of a series in whole or in part in the form of one or more bearer global securities that we will deposit with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and with a common depositary for Clearstream, or with a nominee for such common depositary, identified in the applicable prospectus supplement. We may issue the bearer global securities in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities, will be described in the applicable prospectus supplement. See “Limitations on Issuance of Bearer Debt Securities and Bearer Debt Warrants”.

Convertible Debt Securities

The terms and conditions upon which any convertible debt securities of a series may be converted into shares of common stock, including the initial conversion price or rate and the conversion period, and other provisions, will be set forth in the prospectus supplement. See “Description of Capital Stock”.

Certain Covenants

Definitions.    The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture:

•	“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as set forth in our consolidated balance sheet after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

•	“Funded Debt” includes: (1) indebtedness for borrowed money maturing more than one year from the date of creation or extension thereof, (2) guarantees of funded debt or of dividends, other than guarantees arising in connection with the sale or pledge of customers’ paper or otherwise arising in the ordinary course of business and (3) any funded debt secured by a mortgage on our property or any Restricted Subsidiary whether or not assumed.

•	“Restricted Subsidiary” is defined to exclude a Subsidiary organized under foreign laws or operating outside the U.S., a Subsidiary involved primarily in the business of finance, banking, credit, leasing, insurance, financial services, real estate, petroleum or gas, transportation or overseas financing, and Subsidiaries of the foregoing. A Subsidiary required to be disposed of by court order and determined by our board of directors not to be a Restricted Subsidiary is also excluded from the definition of Restricted Subsidiary.

•	“Secured Debt” includes indebtedness for money borrowed secured by a mortgage upon any of our assets or a Restricted Subsidiary; “mortgage” includes any mortgage, pledge or security interest.

•	“Subsidiary” is defined as any corporation of which we or any one or more Subsidiaries directly or indirectly own outstanding stock having voting power sufficient to elect, under ordinary circumstances, a majority of the directors. (Section 1.01).

Restrictions on Secured Debt.    The indenture provides that, except as described below, neither we nor any Restricted Subsidiary may incur any Secured Debt without securing the debt securities, and, if we so elect, any indebtedness ranking equally with the debt securities, equally and ratably with, or prior to, such Secured Debt. This restriction does not apply to indebtedness secured by:

•	mortgages existing at the time a corporation becomes a Restricted Subsidiary;

•	mortgages assumed in connection with a merger with, or an acquisition of substantially all of the properties of, a corporation, if any such mortgage existed prior to such merger or acquisition and did not apply to any property owned by us or a Restricted Subsidiary immediately prior to such merger or acquisition;

•	mortgages on property existing at the time of acquisition or mortgages on certain property to finance the cost of acquisition, construction or improvement;

•	mortgages securing indebtedness owing to us or a Restricted Subsidiary;

•	mortgages in favor of the U.S. or any State or any instrumentality of either to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	mortgages incurred under industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing.

Notwithstanding the above provisions, we and our Restricted Subsidiaries may incur Secured Debt without equally and ratably securing the debt securities if after giving effect thereto the sum of:

•	the total of all of our Secured Debt and the Secured Debt of Restricted Subsidiaries, except Secured Debt of the types described in the paragraph immediately above as not restricted;

•	the value of all sale and lease back transactions; and

•	the aggregate of all unsecured Funded Debt of Restricted Subsidiaries which, if it were secured debt, would be permitted by this paragraph,

does not exceed 10% of Consolidated Net Tangible Assets. (Section 10.06).

Restrictions on Borrowing by Restricted Subsidiaries.    The indenture provides that Restricted Subsidiaries may not incur any Funded Debt, except:

•	Funded Debt owed to us or a Restricted Subsidiary;

•	Funded Debt which is Secured Debt that could under the preceding paragraphs of “Restrictions on Secured Debt” be incurred without ratably securing the debt securities;

•	unsecured Funded Debt which represents an extension, renewal or refunding of Secured Debt described in the second sentence of the first paragraph of “Restrictions on Secured Debt” above;

•	unsecured Funded Debt, which, if it were Secured Debt, would be permitted by the last paragraph of “Restrictions on Secured Debt” above;

•	existing unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets of, any corporation;

•	unsecured Funded Debt of any corporation existing when it becomes a Restricted Subsidiary;

•	Funded Debt incurred in connection with industrial revenue bond or similar financings; or

•	extensions, renewals or refundings of any of the foregoing. (Section 10.05).

Restrictions on Sale and Lease Back Transactions.    The indenture provides that neither we nor any Restricted Subsidiary may sell and lease back for periods exceeding five years any major facility owned as of the date of the indenture unless:

•	fair value is received for the facility sold; and

•	an amount equal to the net proceeds of such sale is applied to the retirement of Funded Debt which is not subordinated in right of payment to the debt securities, provided that the amount of such required retirement shall be reduced by:

—the amount of any Secured Debt which we or such Restricted Subsidiary could then incur under the last paragraph of “Restrictions on Secured Debt” above, and

—the principal amount of any instruments evidencing Funded Debt, including the debt securities, delivered within 120 days after the sale to the applicable trustee for retirement and cancellation, other than instruments retired by payment at maturity or pursuant to mandatory sinking fund or prepayment provisions. (Section 10.07).

Restrictions on Transfers of Property.    Neither we nor any Restricted Subsidiary may transfer or lease any major facility to any Subsidiary not considered a “Restricted Subsidiary” for any of the reasons described in the first sentence of the Restricted Subsidiary definition in the “Definitions” paragraph above. (Section 10.08).

Limitations on Merger

The indenture provides that if we merge or consolidate with or into any other corporation or we transfer substantially all of our assets to any other corporation, and as a result any of our property or the property of a Restricted Subsidiary would become subject to any mortgage, we will simultaneously with or prior to such transaction secure the debt securities by a prior lien on such property. (Section 8.03). If we merge or consolidate with any other corporation or we transfer substantially all of our assets to any other corporation, the successor corporation shall be substituted as obligor under the indenture. (Sections 8.01 and 8.02).

Modification of Indenture

In general, our rights and obligations and the rights of holders of debt securities under the indenture may be modified if holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, the indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder;

•	modifying any right to convert the debt securities for another security to the detriment of the holder;

•	impairing any right of a holder to bring suit for payment;

•	reducing the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default; or

•	making any change to this provision of the indenture. (Section 9.02).

However, if the trustee and we agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Defaults and Certain Rights on Default

An “Event of Default” is defined under the indenture as any of the following:

•	default for 30 days in payment of any interest;

•	default in payment of principal;

•	default for 60 days after notice in performance of any other covenant in the indenture; and

•	certain events of bankruptcy, insolvency, receivership or reorganization.

We will furnish to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. In case an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series to be due and payable. The indenture permits such declaration, under certain circumstances, to be rescinded by the holders of a majority in principal amount of the debt securities of the series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default occurs and is continuing, the indenture provides that the trustee is not obligated to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security or indemnity.

Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the debt securities of any series at the time outstanding and so affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

The holders may, in certain cases, waive any default except a default in payment of principal of or premium, if any, or interest, if any, on the debt securities of such series. (Sections 5.12, 5.13 and 6.03).

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities.

The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect (a) to defease and be discharged from most of our obligations with respect to any series of debt securities then outstanding (Section 4.03), or (b) to be released from our obligations under most of our restrictive covenants, including those described above under “Certain Covenants” (Section 10.10). We call the first election “legal defeasance” and the second election “covenant defeasance”. To make either election, we must:

•	deposit in trust with the trustee (a) in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations and (b) in the case of debt securities and coupons denominated in a foreign currency, foreign government securities denominated in such foreign currency, which through the payment of principal and interest in accordance with their terms and, together with any additional currency deposited, will provide sufficient money, without reinvestment, to repay in full those debt securities; and

•	deliver to the trustee an opinion of counsel that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel is to be based on a ruling of the IRS to such effect, unless we indicate otherwise in the prospectus supplement.

Governing Law

The indenture, the debt securities and any coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12).

Concerning the Trustee

JPMorgan Chase Bank (formerly The Chase Manhattan Bank), is one of a number of banks with which we maintain ordinary banking relationships and with which we maintain credit facilities. As of the date of this prospectus, JPMorgan Chase Bank (formerly The Chase Manhattan Bank), is a trustee under one other indenture under which unsecured debt obligations of ours are outstanding.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock includes a summary of certain provisions of our restated certificate of incorporation and our by-laws, as amended. This description is not complete and is qualified by reference to the restated certificate of incorporation and the by-laws. We have filed copies of the restated certificate of incorporation and by-laws as exhibits to the registration statement of which this prospectus is a part.

Capital Stock Generally

We have authorized 810 million shares, of which 750 million are common stock, par value $3.125 per share, and 60 million are preferred stock, without par value.

Apart from the $2.67 convertible preferred stock described below under “Outstanding Preferred Stock”, the rights, preferences and limitations of which are set forth in the restated certificate of incorporation, our board of directors is empowered to provide for any series of preferred stock and, in general, to determine the relative rights, preferences and limitations of such series. The restated certificate of incorporation provides that no holder of common stock or preferred stock shall have any preemptive rights.

The outstanding shares of common stock and $2.67 preferred are, and any shares of common stock issued upon conversion of any convertible debt securities will be, validly issued, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors. Holders of common stock are entitled to cast one vote for each share on all matters voted upon by stockholders, except where holders of preferred stock are entitled to vote separately in certain cases. Upon liquidation of Fortune Brands, Inc., holders of common stock are entitled to share equally and ratably in any assets available for distribution to them.

No dividend may be paid or declared on the common stock or any other junior stock, other than a dividend payable in common stock or other junior stock, nor may any shares of common stock or any junior stock be acquired for a consideration by us or any subsidiary, unless all dividends on the $2.67 preferred accrued for all past quarterly dividend periods have been paid and unless, in the case of dividends on the common stock or any other junior stock, the full dividends on the $2.67 preferred for the then current quarterly dividend period have been then paid or declared. Subject to the foregoing, the restated certificate of incorporation does not restrict us from purchasing shares of common stock.

The co-transfer agent and registrar for shares of the common stock is Continental Stock Transfer & Trust Company. We also serve as the co-transfer agent for shares of the common stock.

Outstanding Preferred Stock

Holders of $2.67 preferred are entitled to cumulative dividends at an annual rate of $2.67 per share, payable quarterly on the 10th day of March, June, September and December, as and when declared by our board of directors. Holders are also entitled to preference in liquidation of $30.50 per share plus accrued dividends then unpaid and to three-tenths of a vote per share on all matters voted upon by stockholders and have the right to convert each share of $2.67 preferred into 6.205 (6205/1000) shares of common stock. In certain events, the factor for converting the $2.67 preferred into common stock will be adjusted to prevent dilution of the conversion right. Holders of $2.67 preferred are not, except in certain cases, entitled to vote as a class. We may redeem all or any part of the $2.67 preferred at a price of $30.50 per share, plus accrued dividends then unpaid.

Preferred Share Purchase Rights

Each outstanding share of common stock also evidences one preferred share purchase right. Unless otherwise specified in the prospectus supplement applicable to any convertible debt securities, as long as the rights are attached to the common stock, we presently intend to deliver one right with each new share of common stock issued, including shares issued upon conversion of such debt securities, prior to the expiration or earlier redemption or exchange of the rights. All shares of common stock will have attached rights. The description and terms of the rights are set forth in a rights agreement dated as of November 19, 1997, as amended, between us and First Chicago Trust Company of New York, as rights agent, and the following is qualified by reference to the rights agreement. We have filed a copy of the rights agreement as an exhibit to the registration statement of which this prospectus is a part.

Each right entitles its registered holder until December 24, 2007 or, if earlier, the redemption or exchange of the rights, to purchase from us one one-hundredth ( 1/100) of a share of Series A Junior Participating Preferred Stock, without par value, of Fortune Brands, Inc. at a purchase price of $150 per one one-hundredth of a preferred share, subject to certain adjustments.

The rights will not be exercisable or transferable apart from the common stock, until the earlier of (1) the tenth day after the public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common stock, other than a person or group that becomes such a 15% beneficial owner by means of share acquisitions by us or a person or group that our board of directors determines in good faith has become such a 15% beneficial owner inadvertently, so long as such person or group as promptly as possible divests enough common stock so as no longer to be such a 15% beneficial owner, or (2) the tenth business day, or such later date as may be determined by our board of directors prior to a person or group becoming such a 15% beneficial owner, after the commencement of, or the announcement of an intention to commence, a tender or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the common stock. The rights will not have any voting rights or be entitled to dividends.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power and the assets or earning power of our subsidiaries, taken as a whole, are sold, each right will entitle its holder to purchase, at the purchase price referred to above, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the purchase price. Alternatively, if a person or group has become a 15% beneficial owner as described in clause (1) of the first sentence of the preceding paragraph, each right, other than rights beneficially owned by the 15% holder, which will thereafter be void, will become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the purchase price. If such beneficial ownership is less than 50% of the outstanding common stock, our board of directors alternatively may elect to exchange each right, in whole or in part, for shares of common stock at an exchange ratio of one share of common stock for each right, subject to adjustment.

The rights are redeemable at a redemption price of $.01 per right, subject to adjustment, at any time prior to the time that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common stock. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. Unless earlier redeemed or exchanged, the rights will expire on December 24, 2007.

In the event that we are not able to authorize a sufficient number of additional shares of common stock to satisfy the exercise or exchange of a right pursuant to its terms, we will be required to substitute preferred shares, or a fraction thereof, for the shares of common stock that would otherwise be issuable upon exercise or exchange of such right at a rate such that the preferred shares substituted would have the same market value as the shares of common stock that would otherwise have been issued upon such exercise or exchange.

Election of Directors, Other Voting Provisions and Related Matters

Pursuant to the restated certificate of incorporation, our board of directors is divided into three classes of directors serving staggered three-year terms. The exact number of directors will be determined from time to time by or pursuant to the by-laws, provided that their number shall not exceed 20. The board of directors is currently comprised of 14 directors. The restated certificate of incorporation also provides a procedure requiring that we receive advance written notice of stockholder nominations of directors.

The restated certificate of incorporation requires, in addition to any affirmative vote required by law, the restated certificate of incorporation or the by-laws, the affirmative vote of two-thirds of the votes cast by our stockholders entitled to vote in order to obtain stockholder approval of amendments to the restated certificate of incorporation, mergers, consolidations and sales or leases of substantially all of our assets. Currently, Delaware law generally requires the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon. Notwithstanding the foregoing, the restated certificate of incorporation further provides that the affirmative vote of at least 80 percent of the votes entitled to be cast by the holders of all the then outstanding shares of stock of Fortune Brands, Inc. entitled to be voted generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of, or the adoption of provisions inconsistent with, the above-described provisions of the restated certificate of incorporation relating to classification and stockholder nomination of directors unless such amendment, repeal or adoption has been approved by three-fourths of the directors then in office.

The by-laws require that the annual meeting of our stockholders for the election of directors and other proper business be held at such place as may from time to time be designated by the directors on the last Tuesday of April or on such other day as the directors may designate. The by-laws further provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President or the directors, by resolution adopted by a majority of the entire board of directors. In addition, the restated certificate of incorporation provides that any action to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. The by-laws require that, except as otherwise provided by law, at least ten days’ prior notice of each annual or special meeting shall be given by written notice signed by the Secretary or an Assistant Secretary and mailed to each stockholder of record entitled to vote. The by-laws also provide a procedure requiring that advance written notice be given to us of the proposal by stockholders of business other than the nomination of directors and then only such business as is stated in a notice of a special meeting shall be transacted at such meeting.

Certain of the provisions described under this section entitled “Description of Capital Stock”, including the right to issue additional shares of preferred stock, could have the effect of discouraging transactions that might lead to a change in control of Fortune Brands, Inc.

DESCRIPTION OF DEBT WARRANTS

The following summarizes the terms of debt warrants we may issue. We will issue the debt warrants under a debt warrant agreement that we will enter into with a bank or trust company, as debt warrant agent, that we select at the time of issue.

Determination of Terms

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any debt securities we offer by any prospectus supplement. The prospectus supplement will describe the particular terms of the debt warrants it covers. These terms may include:

•	the price at which the debt warrants will be issued;

•	the currency or composite currency for which the debt warrants may be purchased;

•	the designation, aggregate principal amount, currency or composite currency and terms of the debt securities which may be purchased upon exercise of the debt warrants;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each of such debt securities;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which and the currency or composite currency in which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire and, if the debt warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable;

•	whether the debt warrant certificates representing the debt warrants will be in registered form or bearer form, or both;

•	any applicable Federal income tax consequences;

•	the identity of the debt warrants agent for the debt warrants; and

•	any other terms of the debt warrants which will not conflict with the debt warrant agreement.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Debt warrant holders, as such, do not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON OR PREFERRED STOCK

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General Terms

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the particular terms of the stock warrants it covers. These terms may include:

•	the offering price, if any;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	certain United States federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the anti-dilution provisions of the stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and non-assessable.

Exercise Of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates and the exercise price, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights As Shareholders

Holders of stock warrants, as such, are not entitled to vote, to consent, to receive dividends or to receive notice as holders of common stock or preferred stock with respect to any meeting of such holders, or to exercise any rights whatsoever as holders of Fortune Brands common stock or preferred stock.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER DEBT

WARRANTS

Except as may otherwise be provided in the prospectus supplement, in compliance with U.S. federal tax laws and regulations:

•	debt securities that are bearer securities, including debt securities in global form, may not be offered or sold during the restricted period, as defined under “Description of Debt Securities—Form, Denominations, Exchange and Transfer”, to persons within the U.S. or its possessions or to U.S. persons,

•	bearer securities sold during the restricted period may not be delivered within the U.S. or its possessions, and

•	bearer warrants may not be offered, sold or delivered to persons within the U.S. or to U.S. persons at any time, except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the U.S. Treasury regulations.

Any underwriters, agents and dealers participating in the offering of bearer securities or bearer warrants must agree that, except to the extent permitted under the applicable Treasury regulations, they will not offer or sell bearer securities to persons within the U.S. or to U.S. persons during the restricted period, will not deliver within the U.S. bearer securities sold during the restricted period, and will not offer, sell or deliver bearer warrants to persons within the U.S. or to U.S. persons at any time. In addition, any underwriters, agents and dealers must have in effect procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer warrants are aware that bearer securities and bearer warrants cannot be offered or sold, during the applicable period, to persons within the U.S. or its possessions or to U.S. persons.

Bearer securities, other than temporary global debt securities, will be delivered in definitive form only upon certification, as provided in the applicable Treasury regulations, that the beneficial owners thereof are not U.S. persons, or other certification as to ownership permissible under the applicable Treasury regulations. Bearer securities, other than temporary global debt securities, and any related coupons will bear a legend substantially to the following effect: “Any U.S. person who holds this obligation will be subject to limitations under the U.S. income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the U.S. Internal Revenue Code”. The sections referred to in such legend provide that a U.S. person, other than a U.S. financial institution described above or U.S. person holding through such a financial institution, who holds a bearer security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such bearer security and any gain, which might otherwise be characterized as capital gain, recognized on such sale, exchange or redemption will be treated as ordinary income.

As used herein, “U.S. person” means a citizen, national or resident of the U.S., a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, or an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices. These prices may be changed from time to time and may be set:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may agree with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments made by the underwriters, dealers or agents as a result of those civil liabilities.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

If indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

All securities we offer other than common stock will be new issues of securities with no established trading market. Underwriters may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. Therefore, we cannot give any assurances to you as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

LEGAL OPINION

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Chadbourne & Parke LLP. Davis Polk & Wardwell will act as counsel for the underwriters.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this prospectus by reference to Fortune Brands, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

With respect to our unaudited interim consolidated financial information for the three-month periods ended March 31, 2004 and March 31, 2003 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which the SEC maintains in the SEC’s File No. 1-9076. You can read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Report on Form 8-K filed on February 24, 2004;

•	The description of our common stock, par value $3.125 per share, and preferred stock, without par value, set forth under the headings “Description of Fortune Brands Capital Stock” and “Comparative Rights of Shareholders” on pages 94-105 of our Proxy Statement for the 1997 Annual Meeting of Stockholders of Fortune Brands, Inc.; and

•	The description of our preferred share purchase rights, set forth on Form 8-A dated December 22, 1997.

You may request a copy of these filings, at no cost other than for exhibits of such filings, by writing to or telephoning us at the following address (or by visiting our web site at http://www.fortunebrands.com):

FORTUNE BRANDS, INC.

Office of the Secretary

300 Tower Parkway

Lincolnshire, Illinois 60069

(Telephone number (847) 484-4400)

We have filed with the SEC a registration statement to register the debt securities, common stock, preferred stock and warrants to purchase such securities under the Securities Act of 1933. This prospectus omits certain information contained in the registration statement, as permitted by SEC rules. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph above.

You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.